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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2005
LEVITT CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 940-4950
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On August 9, 2005, our wholly owned subsidiary, Levitt and Sons, LLC (“Levitt and Sons”), entered into a revolving credit facility with KeyBank National Association (“KeyBank”) providing for borrowings of up to $75 million, subject to borrowing base limitations based on the value and type of collateral provided (the “Facility”). Levitt and Sons may borrow under the Facility for the acquisition or refinance of real property, the development thereof and the construction of residential dwellings in one or more projects approved by KeyBank. The Facility also includes a sublimit of up to $15,000,000 for the issuance of letters of credit. The Facility is secured by first priority mortgages on real property located in various counties in the state of Florida and is guaranteed by the wholly owned subsidiaries of Levitt and Sons that hold title to the real property securing the Facility. Advances under the Facility bear interest, at Levitt and Sons’ option, at either (i) KeyBank’s Prime Rate less 50 basis points or (ii) the 30-day LIBOR rate plus a spread of between 200 and 240 basis points, depending on the ratio of Levitt and Sons’ debt to tangible net worth. Accrued interest is due and payable monthly commencing September 1, 2005. All outstanding principal shall be due and payable on August 8, 2008; provided, however, if certain conditions are satisfied, KeyBank may, in its sole discretion, extend the August 8, 2008 maturity date for successive twelve (12) month periods. Levitt and Sons may be required to make principal payments on advances used to finance certain acquisition and development projects based upon the type or value of the collateral securing the Facility. In addition, Levitt and Sons shall be required to prepay principal in the event amounts outstanding under the Facility at any time exceed the borrowing base.
     The Facility documents include customary conditions to funding, acceleration provisions and financial, affirmative and negative covenants such as minimum tangible net worth requirements, maximum debt to net worth ratio requirements and limitations on additional indebtedness and liens on Levitt and Sons’ assets.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVITT CORPORATION
Date: August 12, 2005	By:	/s/ Glen R. Gilbert
		Name:	Glen R. Gilbert
		Title:	Senior Executive Vice President

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